EXHIBIT 99.2
                                                                    ------------


                         Independent Accountants' Report
                         -------------------------------



The Fuji Bank and Trust Company, Trustee
JCP Master Credit Card Trust:


We have examined the accompanying Monthly Servicer's Certificates for JCP Master Credit Card Trust Asset Backed Certificates - Series B, Series C, and Series E (Class A) for each of the months in the twelve-month period ended December 31, 1999. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

In our opinion, the Monthly Servicer's Certificates referred to above present, in all material respects, the servicing information for JCP Master Credit Card Trust Asset Backed Certificates - Series B, Series C, and Series E (Class A) for each of the months in the twelve month period ended December 31, 1999, in conformity with the terms and conditions as set forth in Subsection 3.4(c) of the Master Pooling and Servicing Agreement dated as of September 5, 1988, and amended by Amendment No. 1 dated as of October 15, 1997, and Amendment No. 2 dated as of October 15, 1999, and as supplemented by the Series B, Series C, and Series E Supplements thereto by and among JCP Receivables, Inc. (JCPR), J. C. Penney Company, Inc. (JCPenney), as Servicer, and The Fuji Bank and Trust Company, as Trustee.

On October 15, 1999 and as amended on December 6, 1999, the Credit Card Asset Purchase and Sale Agreement (Purchase Agreement) was made and entered into by and among JCPenney, JCPenney Card Bank N.A. (JCP Bank), and JCPenney Properties, Inc. (JCP Properties) (both wholly-owned subsidiaries of JCPenney), JCPR, and General Electric Capital Corporation (GE Capital), Monogram Credit Card Bank of Georgia (Monogram) (a wholly-owned subsidiary of GE Capital), and Star Receivables Funding, Inc. (Star). Pursuant to the Purchase Agreement, JCPenney's rights as servicer under the JCP Master Credit Card Trust were purchased by and conveyed to GE Capital.

As provided in Amendment No. 2 to the Master Pooling and Servicing Agreement referred to above, JCPenney, JCP Bank, JCP Properties, JCPR, GE Capital, Monogram, and Star entered into an Assignment and Assumption Agreement dated as of December 6, 1999 (Assumption Agreement) relating to the JCP Master Credit Card Trust. Pursuant to the Assumption Agreement, GE Capital agreed to assume and JCPenney agreed to convey all rights, obligations, and liabilities of JCPenney as Servicer under the Master Pooling and Servicing Agreement referred to above.

                                                        /s/ KPMG LLP


Dallas, Texas
March 27, 2000